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                        ASSISTANT SECRETARY'S CERTIFICATE

     I, Elizabeth A. Watson, Assistant Secretary of The Taiwan Fund, Inc. (the "Fund"), hereby certify that the following resolutions were adopted by the Board of Directors of the Fund (all Directors voting) and separately by a majority of the Directors who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended, at a meeting dully called and held on October 26, 2009 at which a quorum was present and acting throughout:

     RESOLVED, that the increase in the aggregate coverage of the fidelity bond covering the Fund for the period from April 30, 2009 to April 30, 2010 written by National Union Fire Insurance Company (the "Bond") from $600,000 to $1,000,000, retroactive to May 27, 2009, be, and hereby is, ratified by the Board of Directors (all Directors voting), and separately by those Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"); and further

     RESOLVED, that the payment for the additional premium in the amount of $1,222 for the Bond be, and hereby is, ratified; and further

     RESOLVED, that the authorization of Elizabeth A. Watson and Tracie A. Coop to file or cause to be filed the Bond and appropriate notices with the Securities and Exchange Commission in accordance with paragraph (g) of Rule 17g-1 under the 1940 Act, as amended, be and hereby is, ratified; and further

     RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to execute such documents, to make any and all payments and to take such actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of such documents or taking of such actions to be conclusive evidence of the Board's approval.

IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of November 2009.


                                        /s/ Elizabeth A. Watson
                                        Elizabeth A. Watson
                                        Assistant Secretary